Exhibit 99.1

NEWS RELEASE

Date: March 18, 2015

Contacts:
Cape Bancorp, Inc.	Colonial Financial Services, Inc.
Michael D. Devlin, (609) 465-5600	Edward J. Geletka, (856) 205-0058
President & Chief Executive Officer	President & Chief Executive Officer

Cape Bancorp, Inc. and Colonial Financial Services, Inc. Announce Receipt of Shareholder Approvals for Merger

CAPE MAY COURTHOUSE & VINELAND, NEW JERSEY – Cape Bancorp, Inc. (“Cape” or the “Company”) (NASDAQ: CBNJ), the holding company for Cape Bank, and Colonial Financial Services, Inc. (“Colonial”) (NASDAQ: COBK), the holding company for Colonial Bank, FSB, today jointly announced that shareholders of both companies have approved the agreement and plan of merger dated September 10, 2014. Additionally, the companies have received all required regulatory approvals to consummate the transaction.

Subject to satisfaction of all remaining closing conditions for the transaction, the anticipated closing date of the merger will be on or about April 1, 2015, at which time Colonial will be merged with and into Cape and Colonial Bank, FSB will be merged with and into Cape Bank. Colonial Bank, FSB offices will become branches of Cape Bank.

In advance of the closing, shareholders of Colonial have received cash/stock election materials through which they may elect to receive stock consideration or cash consideration, subject to the proration requirements described in the merger agreement and the Joint Proxy Statement/Prospectus. The cash/stock election deadline is March 26, 2015.

Cape estimates it will have approximately $1.6 billion in assets and 22 banking centers throughout Southern New Jersey after the transaction closes.

Michael D. Devlin, President and CEO of Cape, stated, “We are eager to welcome Colonial Bank customers and employees to Cape Bank. We are excited about the opportunity to expand our franchise and continue to deliver value to our shareholders. ”

Gregory J. Facemyer, Colonial’s Chairman, commented, “We look forward to becoming a partner with a strong and reputable financial institution such as Cape Bank. The merger will provide a broader array of products and exceptional service to our longtime customers and communities.”

ABOUT CAPE BANCORP, INC.

Cape Bancorp, Inc. with total assets of $1.1 billion at December 31, 2014, is the parent company of Cape Bank, a New Jersey chartered savings bank providing a complete line of business and personal banking products through its fourteen full service offices located throughout Atlantic and Cape May counties in Southern New Jersey, one drive-up teller/ATM operation in Atlantic County, one loan office in Center City, Philadelphia, and two market development offices located in Burlington County, New Jersey and in Radnor, Pennsylvania. Cape can be contacted at (609) 465-5600 or 225 North Main Street, Cape May Court House, New Jersey. To learn more about the Company, please visit www.capebanknj.com.

ABOUT COLONIAL FINANCIAL SERVICES, INC.

Colonial Financial Services, Inc. is the holding company for Colonial Bank, FSB which began in 1913 as a small mortgage association in downtown Bridgeton. It is now a full-service community bank with nine locations in the heart of South Jersey. Colonial Bank, FSB offers a full line of products and services to meet all consumer and commercial banking needs. For more information, please call (856) 205-0058.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but rather statements based on the Company's current expectations regarding our business strategies and their intended results and future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as "will," "would," "should," "could," or "may."

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance, and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, the Company's failure to integrate Colonial and Colonial Bank in accordance with expectations; deviations from performance expectations related to Colonial and Colonial Bank; general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; competitive conditions in the banking markets served by the Company's subsidiaries; the adequacy of the allowance for losses on loans and the level of future provisions for losses on loans; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on the Company's behalf. The Company assumes no obligation to update any forward-looking statements.

Source: Cape Bancorp, Inc.